EXHIBIT 99.2

[FRONT OF PROXY CARD]

CapitalSouth Bancorp
2340 Woodcrest Place, Suite 200
Birmingham, Alabama 35203
(205) 870-1939

Proxy SOLICITED by Board of Directors for Special Meeting of Stockholders —          , 2007.

The undersigned acknowledges receipt of the accompanying notice of special meeting and proxy statement, each dated          , 2007, and revoking all prior proxies, hereby appoints, W. Dan Puckett and Carol W. Marsh, or any one of them, with full power of substitution in each, proxies to vote all the common stock of CapitalSouth Bancorp which the undersigned may be entitled to vote at the special meeting of stockholders to be held on          , 2007, and at any adjournment thereof, as follows:

The Board of Directors recommends a vote “FOR” proposal 1.

1.	Proposal to approve the merger agreement and the issuance of shares of CapitalSouth Bancorp common stock in connection with the Agreement and Plan of Merger, dated as of February 28, 2007, by and between CapitalSouth Bancorp and Monticello Bancshares, Inc., joined in by James C. Bowen, as more fully described in the joint proxy statement-prospectus dated , 2007.

For _ _ Withheld _ _ Abstain _ _

2.	Other Matters: If any other business properly comes before the meeting, this proxy will be voted at the discretion of the proxy holders.
(Continued and to be dated and signed on reverse side)

[BACK OF PROXY CARD]

IF NO DIRECTIONS ARE GIVEN THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

Please date, sign your name(s) exactly as shown on your stock certificate, and return this proxy card in the accompanying envelope as promptly as practical. If signing on behalf of a trust, corporation or other entity, please indicate title of person signing. If stock is held jointly, both stockholders must sign.

Signature

Date          , 2007

Signature

Date          , 2007